FOR IMMEDIATE RELEASE Contact: Pat Doran Phone: 501-219-2400	Exhibit 99.1

Equity Media Holdings Corporation Receives Deficiency Notice Related to NASDAQ Stockholders’ Equity Rule

LITTLE ROCK, Ark., August 29, 2008 -- Equity Media Holdings Corporation (“the Company”) (NASDAQ: EMDA), announced today that on August 25, 2008, the Company received written notification from NASDAQ that based on the Form 10-Q for the period ended June 30, 2008, Staff determined that the Company’s stockholders’ equity was a deficit of ($7,302,327). In addition, as of August 22, 2008, Staff determined that the market value of listed securities was $17,979,472. Finally, Staff determined that the Company reported net losses from operations in its annual filings for the years ended December 31, 2007, 2006, and 2005 respectively. Accordingly, the Company does not comply with Marketplace Rule 4310(c)(3), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

Under these circumstances, Staff is reviewing the Company’s eligibility for continued listing on The Nasdaq Capital Market. The Company may submit on or before September 16, 2008 a specific plan on achieving and sustaining compliance with The Nasdaq Capital Market listing requirements, including the time frame for completion of the plan. If, after the conclusion of Staff’s review of the plan, Staff determines that the Company’s plan does not adequately address the issues noted, Staff will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal NASDAQ’s determination to delist its securities to a Listing Qualifications Panel. The Company is currently evaluating all options available with respect to these issues.

About Equity Media Holdings Corporation

Equity Media Holdings Corporation (NASDAQ: EMDA) is a television broadcaster with multiple sources of revenue and value in its operations that include its Broadcast Services Division, Broadcast Station Group and Spectrum Holdings Division. Equity Media's proprietary Centralized Automated Satellite Hub (“C.A.S.H.”) system provides centralized content distribution services which the Company believes are unique within the media industry. Equity Media is the second largest affiliate group of the top ranked Univision and TeleFutura networks, two networks driven by the growth of the Hispanic population in the U.S. For more information, please visit www.EMDAholdings.com.

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